UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2005

CITY HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-17733

West Virginia	55-0169957
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25 Gatewater Road, Cross Lanes, WV 25313

(Address of Principal Executive Offices, Including Zip Code)

304-769-1100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in This Report

Item 1.01 Entry Into a Material Definitive Agreement

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 1, 2005, the Company and David L. Bumgarner, the Company’s Senior Vice President and Controller, entered into a Change in Control Agreement that provides that in the event of a Change of Control of the Company, Mr. Bumgarner may voluntarily terminate his employment with the Company until the expiration of a 12-month period after the Change of Control, provided that Mr. Bumgarner terminates his employment for Good Reason. In the event he terminates his employment for Good Reason upon a Change of Control, Mr. Bumgarner will be entitled to receive: (1) any compensation already due and earned but not yet paid through the date of termination; and (2) in lieu of any further salary payments from the date of termination, an amount equal to Termination Compensation times 1.00. Additionally, in the event Mr. Bumgarner terminates his employment due to a Change of Control coupled with Good Reason, Mr. Bumgarner will be entitled to receive health insurance coverage from the Company on the same terms as were in effect immediately prior to his termination for a period of 12 months. The agreement also contains certain non-competition provisions applicable to Mr. Bumgarner.

“Good Reason” for purposes of Mr. Bumgarner’s Change in Control Agreement means the occurrence at any time within 12 months after a Change of Control of any of the following events without Mr. Bumgarner’s express written consent: (1) the assignment to Mr. Bumgarner of duties substantially inconsistent with the position held by him immediately prior to the Change of Control; (2) a reduction by the Company in Bumgarner’s base salary as then in effect; (3) an involuntary relocation of Mr. Bumgarner more than 40 miles from the location where he worked immediately prior to the Change of Control; or (4) any purported termination of his employment by the Company within 18 months after a Change of Control without Just Cause.

The Change in Control Agreement defines “Change of Control” to mean, among other things, if any person or group of persons owns beneficially 25% or more of the combined voting power of the Company’s then-outstanding securities.

“Termination Compensation” means, to the extent Mr. Bumgarner has been employed for at least 12 months, the highest amount of annual cash compensation, including cash bonuses (but not including stock bonuses, stock options or stock acquired pursuant to stock options and not including the value of any other non-cash benefits) received during any one of the three calendar years preceding the year of termination of employment. If Mr. Bumgarner has been employed for less than 12 months, Termination Compensation will be equal to his current annualized base salary and the greater of any bonus paid in the prior calendar year or the targeted bonus which, for Mr. Bumgarner, is 20% of his base salary. Mr. Bumgarner’s base salary is $120,000.

Additionally, on February 1, 2005, the Company entered into a Stock Option Agreement with Mr. Bumgarner granting him an option to purchase 10,000 shares at the price of $32.925 per share, which equals 100% of the fair market value of the Company’s Common Stock on January 31, 2005. These options will be deemed to be incentive stock options and the options become exercisable in four separate installments of 2,500 shares on February 1st of each year.

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Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated: February 4, 2005	City Holding Company

	By:	/s/ Charles R. Hageboeck
Charles R. Hageboeck
President and Chief Executive Officer

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